Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-________) of Pressure Biosciences, Inc. of our report dated March 31, 2010, relating to the consolidated financial statements of Pressure Biosciences, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ UHY LLP

Houston, Texas
August 20, 2010